Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces First Quarter 2008 Financial Results
PLANO, Texas – April 24, 2008 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its first quarter ended March 31, 2008.
Revenues for the first quarter of 2008 were $7.5 million, representing a 46% increase over revenues for the first quarter of 2007 of $5.1 million. Revenues for the quarter were down sequentially when compared to revenues of $9.0 million for the fourth quarter of 2007. The first quarter 2008 revenues included a one time project cancellation fee of $973,000 for unique customer requirements for product development work that was discontinued. Revenues in the quarter were primarily driven by broadband telecom revenues, which rose 43% to $5.8 million in the first quarter of 2008 compared to $4.0 million for the first quarter of 2007. Our enterprise product line revenues decreased to $433,000 compared to $727,000 on a year to year basis. Gross margin for the first quarter of 2008 was 58% compared to 53% for the first quarter of 2007. The increase in gross margin was primarily driven by the impact of the project cancellation fee. The company reported a first quarter 2008 net loss of $528,000, or ($0.08) per share compared to a net loss of $1.9 million, or ($0.30) per share in the first quarter of 2007. First quarter 2008 operating expenses included a $365,000 restructuring charge. The charge relates to the plan announced in March of 2008 and was undertaken to reduce future annual operating expenses, anticipated to be over $1.5 million annually. The company’s balance sheet continues to be strong with a working capital position of $26.4 million, including cash and marketable securities of $19.4 million on March 31, 2008.
“While I am pleased with our year to year revenue improvement, the industry-wide slowdown in equipment deployments resulted in a sequential revenue decline,” said Gregory B. Kalush, CEO and President of Interphase. “Throughout this industry consolidation and realignment, Interphase remains focused on strengthening our company’s competitive position in the market. In the first quarter of this year we implemented a restructuring effort designed to bring our spending more in line with our current run-rate of revenues, while preserving working capital for investments in additional areas of growth.”

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA), MicroTCA™ and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Emerson Network Power, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia-Siemens Networks, Nortel Networks Ltd. and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Interphase is an Affiliate member of the Intel® Embedded and Communications Alliance. The Intel Embedded and Communications Alliance is a member-based program comprised of communications and embedded developers and solution providers. Members are committed to providing a strategic supply of standards-based solutions to the communications and embedded market segments. For more information, please visit: www.intel.com/go/ica.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Mar. 31,
	2008	2007

Revenues	$7,471	$5,104
Gross margin	4,337	2,699
Research and development	2,870	2,538
Sales and marketing	1,499	1,412
General and administrative	908	957
Restructuring charge	365	—

Total operating expenses	5,642	4,907
Loss from operations	(1,305)	(2,208)
Loss before income tax	(839)	(1,912)
Net loss	(528)	(1,852)
Net loss per diluted share	$(0.08)	$(0.30)
Weighted average common and dilutive shares	6,295	6,076
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Mar. 31, 2008	Dec. 31, 2007
Cash and marketable securities	$19,433	$20,569
Accounts receivable, net	6,938	7,550
Inventories	2,680	2,886
Net property, plant and equipment	1,068	1,084
Total assets	34,343	36,180
Total liabilities	7,449	8,918
Total shareholders’ equity	$26,894	$27,262
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